Exhibit 10.1

BRIGHTSPRING HEALTH SERVICES, INC.
SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.
Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible employees of BrightSpring Health Services, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Participants (as defined below).

2.
Covered Participants

From time to time, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) may select certain key employees (the “Covered Participants”) to be eligible to receive bonuses hereunder. Participation in the Incentive Plan does not change the “at will” nature of a Covered Participant’s employment with the Company.

3.
Administration

The Incentive Plan is administered by the Compensation Committee. The Compensation Committee shall have the full power and authority to administer and interpret the Incentive Plan, including, without limitation, the power to: (a) prescribe, amend, and rescind rules and procedures relating to the Incentive Plan and to define terms not otherwise defined herein; (b) certify the level at which those Corporate Performance Goals (as defined below) approved by the Board are attained for an applicable Performance Period, including in excess of one hundred percent (100%); (c) determine which employees qualify as Covered Participants in the Incentive Plan and which Covered Participant shall be paid cash bonuses under the Incentive Plan; (d) determine whether, to what extent, and under what circumstances cash bonuses awarded under the Incentive Plan may be forfeited or suspended; (e) correct any defect, supply any omission, or reconcile any inconsistency in the Incentive Plan or any cash bonus awarded under the Incentive Plan in the manner and to the extent that the Compensation Committee shall deem appropriate; (f) adjust or modify the calculation of a Corporate Performance Goal for a Performance Period so as to avoid unanticipated consequences or address unanticipated events; provided that while the Compensation Committee may equitably adjust the percentages allocated to any Corporate Performance Goal, changes in the Corporate Performance Goals should be approved by the Board; (g) make all determinations necessary and advisable in administering the Incentive Plan; and (h) periodically review and amend the Incentive Plan. For purposes of this Incentive Plan, the term “Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Compensation Committee, will be a calendar year.

The Compensation Committee hereby delegates to the Chief Executive Officer of the Company (the “CEO”) full power and authority to administer and interpret the Incentive Plan and any cash bonuses awarded under the Incentive Plan with respect to Non-Executive Participants (as defined below), and references to the “Compensation Committee” as used herein shall be deemed to include the CEO with respect to Non-Executive Participants. The Compensation Committee hereby delegates to and authorizes the head of Human Resources and his or her agents to determine the treatment (including any proration) of awards for Non-Executive Participants who take any leave of absence, join the Company after the applicable Performance Period has commenced, who change job grades or geographic work location or have a similar change in status during a Performance Period, to assist in the day-to-day administration of the Plan and to communicate the terms of the Plan and bonus awards to Participants. The determinations of the Compensation Committee and its delegates with respect to the Plan will be final, binding, and conclusive on all interested parties. For purposes of this Section 3, the term “Non-Executive Participant” means any Covered Participant other than the CEO and any Executive Participant. For purposes of this Section 3, the term “Executive Participant” means certain key executives as designated by the Compensation Committee to be eligible to receive bonuses hereunder.

4.
Bonus Determinations
(a)
Corporate Performance Goals. A Covered Participant may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee, or its delegee, and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including the following: cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions, or strategic transactions; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; total shareholder return; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; quality and patient satisfaction; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customer, number of new customers or customer references; leadership development, employee retention, and recruiting and other human resources matters; operating income and/or net annual recurring revenue, and other financial, strategic or operational goals deemed appropriate by the Compensation Committee, or its delegee, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets. The Corporate Performance Goals may differ from Covered Participant to Covered Participant and from Performance Period to Performance Period.

(b)
Calculation of Corporate Performance Goals. At the beginning of each applicable Performance Period, the Compensation Committee, or its delegee, will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Participant. In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee, or its delegee, at the beginning of the Performance Period and which is consistently applied with respect to a Corporate Performance Goal in the relevant Performance Period.

(c)
Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (i.e., one hundred percent (100%) attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d)
Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d): (i) any bonuses paid to Covered Participants under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Participants shall be adopted in each Performance Period by the Compensation Committee, or its delegee, and communicated to each Covered Participant at the beginning of each Performance Period and (iii) no bonuses shall be paid to Covered Participants unless and until the Compensation Committee, or its delegee, makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals. Notwithstanding the foregoing, the Compensation Committee, or its delegee, may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives, or pay bonuses (including, without limitation, discretionary bonuses) to Covered Participants under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee, or its delegee, may in its discretion determine.

(e)
Individual Target Bonuses. The Compensation Committee, or its delegee, shall establish a target bonus opportunity for each Covered Participant for each Performance Period. For each Covered Participant, the Compensation Committee, or its delegee, shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.

(f)
Employment Requirement. Subject to any additional terms contained in a written agreement between the Covered Participant and the Company, the payment of a bonus to a Covered Participant with respect to a Performance Period shall be conditioned upon the Covered Participant’s employment by the Company on the bonus payment date. If a Covered Participant was not employed for an entire Performance Period, the Compensation Committee, or its delegee, may pro rate the bonus based on the period of time employed during such period.

5.
Timing of Payment
(a)
With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each Performance Period after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period.
(b)
With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such Performance Period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for any such period are met, bonus payments will be made as soon as practicable.
(c)
For the avoidance of doubt, bonuses earned at any time during a fiscal year must be paid no later than two and one-half months after the last day of such fiscal year.
(d)
It is the intent of the Company that any payment made under the Incentive Plan be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), pursuant to the short-term deferral exemption set forth in Section 1.409A-1(b)(4) of the Treasury Regulations, and

the Incentive Plan will be administered and interpreted consistent with such intent. No action will be taken to accelerate or delay the payment of any amounts in any manner which would violate Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments provided under the Incentive Plan are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Covered Participant on account of non-compliance with Section 409A.
6.
Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.